EXHIBIT 3.58

RESTATED CERTIFICATE OF INCORPORATION

OF

FRONTIER CORPORATION

Under Section 807 of the Business Corporation Law

We, the undersigned, JOSEPH P. CLAYTON and JOSEPHINE S. TRUBEK, being respectively the Chief Executive Officer and the Corporate Secretary of Frontier Corporation, do hereby CERTIFY that:

1. The name of the Corporation is “FRONTIER CORPORATION”. The Corporation was originally incorporated under the name “Rochester Telephone Corporation.”

2. The Certificate of Incorporation of the Corporation was filed in the Department of State of the State of New York on February 25, 1920. A Restated Certificate of Incorporation was filed in the Department of State of the Slate of New York on April 2, 1968 and on February 17, 1995.

3. The Certificate of Incorporation, as now in full force and effect, is hereby amended as follows:

(A) Article First of the Certificate of Incorporation is amended to add the phrase “(“hereinafter sometimes called the Corporation”)” after the name of the Corporation.

(B) Article Second of the Certificate of Incorporation, which sets out the purposes of the Corporation, is amended to reword the first paragraph, but not change its substantive provisions, and add the second paragraph, which states that the Corporation’s powers are not limited by the preceding paragraph.

(C) Article Third of the Certificate of Incorporation, which sets out the authorized shares of the Corporation, is amended to (i) decrease the authorized Common Stock of the par value of One Dollar ($1.00) per share from Three Hundred Million (300,000,000) shares to One Thousand (1,000) shares, (ii) eliminate Four Million (4,000,000) shares of Class A Preferred Stock of the par value of One Hundred Dollars ($100.00) per share and Eight Hundred and Fifty Thousand 850,000) shares of Cumulative Preferred Stock of the par value of One Hundred Dollars {$100.00) per share, and to eliminate the preferences, privileges, voting powers, restrictions and qualifications applicable thereto.

The number of issued shares of the Corporation prior to this amendment is 1,000, and the terms of the change are 1 share of Common Stock for each 1 share of the presently issued Common Stock. There are no issued or outstanding shares of Class A Preferred Stock Or Cumulative Preferred Stock.

In order to effect the foregoing, Article Third is hereby amended to read as follows:

3. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each share having a par value of one dollar ($1.00). The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(D) Article Fourth of the Certificate of Incorporation, which sets out the power to issue preferred stock, is deleted and replaced with a provision setting forth the county of the office of the Corporation, which county is not being changed and which was previously set forth in Article Tenth.

(E) Article Fifth of the Certificate of Incorporation, which sets out the respective rights, preferences and limitations of the shares of cumulative preferred stock, is deleted, as the Corporation will no longer have authorized shares of preferred stock, and replaced with a provision designating the agent for the Corporation, which agent has not changed and which was originally set forth in Article Tenth, and changing the address for the mailing of a copy of any process in any action or proceeding against the Corporation from 180 South Clinton Avenue, Rochester, New York 14646·0700, Attention: Secretary, to c/o Global Crossing Ltd., 712 Fifth Avenue, 41st Floor, New York, New York 10019; Attention: General Counsel.

(F) Article Sixth of the Certificate of Incorporation, which sets out the provisions of the cumulative preferred stock, is deleted, as the Corporation will no longer have authorized shares of preferred Stock, and replaced with provisions for the management of the business and the conduct of the affairs of the Corporation and setting forth the powers of the Corporation, its directors and stockholders.

(G) Article Seventh of the Certificate of Incorporation, which sets out the redemption rights of the Corporation with respect to common stock, is deleted, as the common stock of the Corporation will no longer have redemption rights, and replaced with a provision setting forth the personal liability of directors, which provision replaces the provision setting forth the personal liability of directors originally set forth in Article Eleventh.

(H) Article Eighth of the Certificate of Incorporation, which sets out the term of the Corporation, is deleted in its entirety so that the Certificate of Incorporation will no longer contain a provision setting forth the term of the Corporation.

(I) Article Ninth of the Certificate of Incorporation, which sets forth the number of directors, is deleted in its entirety. The number of directors is now specified in Article 6 in the provisions for the management of the business and the conduct of the affairs of the Corporation.

(J) Article Tenth of the Certificate of Incorporation, which sets out the office and agent of the Corporation, is deleted in its entirety. The office of the Corporation is now set forth in Article 3. The agent of the Corporation is now set forth in Article 5.

(K) Article Eleventh of the Certificate of Incorporation, which sets out the personal liability of directors, Is deleted in its entirety. The provision setting forth the personal liability of directors is now set forth in Article 7.

4. The text of the Certificate of Incorporation as amended as described in Paragraph 3 above, is restated to read in its entirety as follows:

1. The name of the corporation shall be Frontier Corporation (hereinafter sometimes called the “Corporation”).

2. The purposes for which it is formed are to engage in any lawful act or activity for which corporation may be organized under the Business Corporation Law provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation; and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.

3. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each share having a par value of one dollar ($1.00). The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

4. The office of the Corporation in the State of New York shall be located in the County of Monroe.

5. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served. The post office address to which the Secretary of State shall mail a copy of any proceeds in any action or proceeding against the Corporation which may be served upon it is: c/o Global Crossing Ltd., 712 Fifth Avenue, 41st Floor, New York. New York 10019; Attention: General Counsel.

6. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

(e) Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by the majority vote of the outstanding shares.

7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

5. This amendment and restatement of the Certificate of Incorporation was authorized by:

(A)	the Board of Directors of the Corporation by unanimous written consent pursuant to Sections 803 and 708(b) of the Business Corporation Law of the State of New York; and

(B)	the shareholders holding at least a majority of all the outstanding shares of the Corporation entitled to vote thereon by unanimous written consent of shareholders pursuant to Sections 803 and 615 of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been subscribed this 28th day of September 1999 by the undersigned who affirm that the statements made herein are true and correct under penalties of perjury.

By:	/s/ Joseph P. Clayton
Name:	Joseph P. Clayton
Title:	Chief Executive Officer

By:	/s/ Josephine S. Trubek
Name:	Josephine S. Trubek
Title:	Corporate Secretary

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

FRONTIER CORPORATION

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED:

FIRST: The name of the corporation is “FRONTIER CORPORATION.” The name under which the corporation was formed is “Rochester Telephone Corporation.” On December 22, 1994, the corporation changed its name to Frontier Corporation.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on February 25, 1920. A Restated Certificate of Incorporation was filed in the Department of State of the State of New York on April 2, 1968, February 17,1995 and September 28, 1999.

THIRD: The amendments of the restated certificate of incorporation effected by this certificate of amendment are as follows:

a. To change the name of the corporation

b. To change the post-office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him.

FOURTH: To accomplish the foregoing amendments, Articles First and Fifth of the restated certificate of incorporation, relating to the name of the corporation and the address for service of process, are hereby amended to read in their entirety as follows:

1.	The name of the corporation shall be Global Crossing North America, Inc. (hereinafter sometimes called the “Corporation”).

2.	The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served. The post office address to which the Secretary of State shall mail a copy of an, process in any action or proceeding against the Corporation which may be served on it is: c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543,

FIFTH: The foregoing amendments of the certificate of incorporation of the Corporation were authorized by the consent in writing of all the members of the Board of Directors of the corporation, followed by the written consent of holders of outstanding shares of the corporation entitled to vote on the said amendments of the certificate of incorporation, having not less than the minimum requisite proportion of votes, which has been given in accordance with Section 615 of the Business Corporation Law. Written notice has been given as and to the extent required by the said Section 615.

Signed on March 6, 2000

FRONTIER CORPORATION

Barbara J. LaVerdi, Assistant Secretary